Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2021 Stock Incentive Plan of Veoneer, Inc. of our reports dated February 19, 2021, with respect to the consolidated financial statements of Veoneer, Inc. and the effectiveness of internal control over financial reporting of Veoneer, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

May 10, 2021